EXHIBIT 10.17
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, made as of the 1st day of January 2008, by and between BEIJING MED-PHARM CORPORATION, a Delaware corporation (“BMP”), and Han Zhiqiang (the “Executive”).
     WHEREAS, BMP desires to offer the Executive employment as President of China Operation of BMP, and the Executive desires to accept such employment with BMP, upon the terms and conditions set forth in this Agreement; and
     WHEREAS, this Agreement formalizes the terms and conditions governing the Executive’s employment with BMP and the termination of that employment.
     NOW, THEREFORE, the parties hereto agree as follows:
PART ONE – DEFINITIONS
     For purposes of this Agreement, the following definitions shall be in effect:
1. “Agreement” means this Employment Agreement, as the same may, from time to time, be amended in accordance with the provisions hereof.
2. “Board” means BMP’s Board of Directors.
3. “Change in Control” means a change in the ownership or control of BMP effected through any of the following transactions:
     (i) a merger, consolidation or other reorganization approved by BMP’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately hereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned BMP’s outstanding voting securities immediately prior to such transaction,
     (ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of BMP’s assets,
     (iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than BMP or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, BMP) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of BMP’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from BMP or the acquisition of outstanding securities held by one or more of BMP’s existing stockholders, or

     However, the term Change in Control shall not include either of the following events undertaken at the election of BMP:
     a. any transaction, the sole purpose of which is to change the state in which BMP is incorporated; or
     b. a transaction, the result of which is to sell all or substantially all of the assets of BMP to another corporation (the “surviving corporation”) provided that the surviving corporation is owned directly or indirectly by the stockholders of BMP immediately following such transaction in substantially the same proportions as their ownership of BMP’s common stock immediately preceding such transaction.
4. “Change in Control Severance Benefits” means the various payments and benefits to which the Executive may become entitled to under Paragraph 14 of Part Four of this Agreement upon his Involuntary Termination in connection with a Change in Control.
5. “Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
6. “Competing Organization” means any person or legal entity engaged in, about to engage in, or intending to engage in, the business of providing services to foreign and/or domestic pharmaceutical companies, specifically: drug distribution; physician-oriented drug promotion; product registration; clinical trial management; and pre-market entry analyses.
7. “Competing Service” means any service of any person or legal entity other than BMP, or a parent, subsidiary or affiliate of BMP, in existence or under development, which during the term of this Agreement, competes with or is an alternative to any present or planned future service of BMP, whether or not actively marketed by BMP.
8. “Customer” means any individual, firm, partnership, corporation, company, joint venture or governmental or military unit or any other entity or any parent, subsidiary or affiliate of any of them which is negotiating or has a contract with BMP or a parent, subsidiary or affiliate of BMP for the purchase, sale or lease of BMP’s or a parent’s, subsidiary’s or affiliate’s services or which has been solicited by BMP or a parent, subsidiary or affiliate of BMP with respect to such purchase or lease during the Executive’s employment with BMP.
9. “Disability” means a physical or mental disability which renders it impracticable for the Executive to continue to perform his duties under this Agreement, whether with or without reasonable accommodation. The Executive shall be deemed to have incurred such disability if (i) a physician selected by BMP and reasonably satisfactory to the Executive advises BMP that the Executive’s physical or mental condition will render his unable to perform his duties under this Agreement for a period of six (6) consecutive months, or (ii) due to a physical or mental condition the Executive has not substantially performed the material duties required of his hereunder for eighty percent (80%) or more of the normal working days during a period of six (6) consecutive months.
10. “Employment Period” means the duration of the Executive’s employment with BMP pursuant to the terms of this Agreement.

11. “Involuntary Termination” means (i) BMP’s termination of the Executive’s employment for any reason other than a Termination for Cause, (ii) the termination of the Executive’s employment by reason of his death or Disability, (iii) BMP’s election not to renew the term of this Agreement under Part Two, Section 2, or (iv) the Executive’s voluntary resignation within thirty (30) days following (A) a material reduction in the scope of his duties and responsibilities, (B) a change in his level of reporting so that he no longer directly reports to the Board, (C) a reduction in the annual rate of his base salary by more than fifteen percent (15%), (D) a relocation of his principal place of employment by more than fifty (50) miles, or (E) a material breach by BMP of any of its obligations under this Agreement.
A greater than fifteen percent (15%) aggregate reduction in the Executive’s base salary shall not constitute grounds for an Involuntary Termination under clause (C) above if substantially all of the other executive officers of BMP are subject to the same aggregate reduction to their base salary.
Notwithstanding the foregoing, no event or condition described in clauses (A) through (E) shall constitute good reason unless (a) the Executive gives BMP written notice of his intention to resign from employment with BMP for one of the reasons set forth in (A) through (E) and specifies the grounds for such resignation, (b) the notice described in (a) is provided within sixty (60) days after the event giving rise to the Executive’s right to resign occurs, and (c) such grounds for resignation (if susceptible to correction) are not corrected by BMP within thirty (30) days after its receipt of such notice. If BMP does not correct the ground(s) for resignation during the thirty (30) day period following the Executive’s notice of intent to resign, the Executive’s resignation must become effective within 90 days after the expiration of the cure period in order for such resignation to be treated as an Involuntary Termination under this Agreement.
12. “1934 Act” means the Securities Exchange Act of 1934, as amended.
13. “Option” means any option granted to the Executive under the Plan or otherwise to purchase shares of BMP common stock which is outstanding at the time of (i) a Change in Control or (ii) his Involuntary Termination, whether or not in connection with a Change in Control.
14. “Plan” means (i) BMP’s 2007 Omnibus Equity Compensation Plan, as subsequently amended or restated from time to time, and (ii) any other stock incentive plan established or implemented by BMP.
15. “Termination for Cause” means the termination of the Executive’s employment for any of the following reasons: (i) the Executive’s conviction of a felony or his commission of any act of personal dishonesty involving the property or assets of BMP, (ii) a material breach by the Executive of one or more of his obligations under this Agreement or his Proprietary Information and Inventions Agreement with BMP, (iii) any intentional misconduct by the Executive which has a material adverse effect upon BMP’s business or reputation, (iv) the Executive’s material dereliction of the major duties, functions and responsibilities of his executive position, (v) a material breach by the Executive of any of his fiduciary obligations as an officer of BMP, or (vi) the Executive’s willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the false or erroneous certification required of him under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of BMP’s common stock are at the time listed for trading.
PART TWO — TERMS AND CONDITIONS OF EMPLOYMENT
1. Duties and Responsibilities.
A. The Executive shall serve as the President of China Operation of BMP, Chairman of Hong Kong Fly Healthcare Ltd. and General Manager of Sunstone Pharmaceutical Corporation (“Sunstone”) and shall report to the Chief Executive Officer of BMP. The Executive shall have responsibility for assisting Chief Executive Officer of BMP in managing BMP’s operation in China and shall be primarily responsible for managing and developing business of Hong Kong Fly Healthcare Ltd and its subsidiary, Sunstone Pharmaceutical Corporation.
B. During the employment period specified in Paragraph 2, the Executive agrees that he will: (i) serve BMP faithfully, diligently and to the best of his ability under the direction of the Chief Executive Officer of BMP, (ii) devote his best efforts and his entire working time, attention and energy to the performance of his duties hereunder and to promoting and furthering the interests of BMP, and (iii) not, without the prior written approval of the Chief Executive Officer of BMP, become associated with or engaged in, any business other than that of BMP, and he will do nothing inconsistent with his duties to BMP.
2. Employment Period. The Executive’s employment with BMP shall be governed by the provisions of this Agreement for the period commencing January 15, 2008, and continuing through January 14, 2013. However, the term of the Executive’s employment pursuant to the terms of this Agreement shall automatically be extended for successive one-year periods hereafter, unless either BMP or the Executive elects, by written notice delivered to the other not later than ninety (90) days prior to the start of any such one-year period, not to renew the term of this Agreement. This Agreement may also be terminated at any time in accordance with the termination of employment provisions set forth in Paragraph 10.
3. Cash Compensation.
A. For all services to be rendered by the Executive under this Agreement and such duties as the Chief Executive Officer of BMP may assign him, BMP agrees to pay the Executive a base salary of $350,000USD per year. This base salary will be paid in two portions, RMB portion and US dollar portion. The RMB portion is Y792,000RMB per annum, Y66,000 per month which will be paid based on the Executive’s services as General Manager of Sunstone from Sunstone under a separate employment contract between Sunstone and Executive, payable at such times as is customary for salaried employees of Sunstone. The US dollar portion is $240,000 USD per annum, $20,000 USD per month, which will be paid based on the Executive’s service as President of China Operations and Chairman of Hong Kong Fly Health Care Ltd., and will be paid in accordance with normal payroll practices of BMP. The performance bonus will be paid within three months after the end of each accounting year.

B. For each fiscal year of BMP during the Employment Period, beginning with the fiscal year commencing January 1, 2008, the Executive shall be entitled to receive a cash bonus in an amount of 30% of base salary. The cash bonus should be determined by the Chief Executive Officer of BMP and approved by the Compensation Committee of the Board (the “Compensation Committee”).
C. BMP, Hong Kong Fly Healthcare Ltd. and Sunstone shall govern the compensation payable to the Executive hereunder this agreement terms in accordance with the regulations, ordinances or orders related with the compensation governing in the place where the compensation was paid. The Executive shall be responsible for paying any and all applicable taxes associated with the compensation payable to the Executive hereunder.
4. Equity Compensation.
A. The Executive shall be eligible to receive option grants during the Employment Period, as the Chief Executive Officer of BMP and the Compensation Committee may deem appropriate in order to provide her with sufficient equity incentive for his position.
B. The shares of common stock subject to the Options summarized in Paragraph 4.A., together with each additional Option which the Executive may subsequently receive over the remainder of the Employment Period, shall be subject to the applicable vesting acceleration provisions of either Paragraph 12 or Paragraph 14 should an Involuntary Termination of his employment occur during the Employment Period.
5. Fringe Benefits.
A. The Executive shall, throughout the Employment Period, be eligible to participate in all benefit plans which are made available to BMP executives generally and for which the Executive qualifies, subject to the terms and conditions of the benefit plans, as in effect from time to time.
B. The Executive shall be entitled to receive four weeks of paid vacation each year, which shall be taken at such time or times as will not unreasonably hinder or interfere with BMP business or operations. Vacation time may be accrued from year to year in accordance with BMP’s general vacation policy.
C. BMP will obtain and maintain at all times directors’ and officers’ liability insurance for Executive, so long as such insurance can be obtained on terms acceptable to the Board.
6. Indemnification. BMP agrees to defend the Executive and shall indemnify and hold harmless the Executive to the fullest extent permitted by law from any and all liability, costs and expenses which may be assessed against the Executive by reason of the performance of his responsibilities and duties under the terms of this Agreement, provided such liability does not result from the willful misconduct or gross negligence of the Executive.

7. Proprietary Information.
A. The Executive hereby acknowledges that BMP and its subsidiaries and affiliates, from time to time during the Employment Period, disclose to the Executive confidential information pertaining to the business, strategic plans, technology or financial affairs of BMP and its subsidiaries and affiliates. All information, data and know-how, whether or not in writing, of a private or confidential nature concerning the trade secrets, inventions, processes, systems, designs, drawings, product innovations and developments, engineering, marketing strategies and future marketing plans, customer lists, prospective customers, finances and financial reports, employee information and other organizational information of BMP and its subsidiaries and affiliates (collectively, “Proprietary Information”) is and shall remain the sole and exclusive property of BMP and its subsidiaries and affiliates and shall not be used or disclosed by the Executive except to the extent necessary to perform his duties and responsibilities under this Agreement. All tangible manifestations of such Proprietary Information (whether written, printed or otherwise reproduced) shall be returned by the Executive upon the termination of the Employment Period, and the Executive shall not retain any copies or excerpts of the returned items. The foregoing restrictions on the use, disclosure and disposition of the Proprietary Information of BMP and its subsidiaries and affiliates shall also apply to the Executive’s use, disclosure and disposition of any confidential information relating to the business, technology or financial affairs of the customers of BMP and its subsidiaries and affiliates.
8. Death or Disability. Upon the Executive’s death or Disability during the Employment Period, the employment relationship created pursuant to this Agreement shall immediately terminate, and BMP shall pay the Executive or his estate: (i) any unpaid base salary earned under Paragraph 3.A. for services rendered through the date of death or Disability, (ii) the dollar value of all accrued and unused vacation benefits based upon the Executive’s most recent level of base salary, and (iii) any bonus actually earned pursuant to Paragraph 3.B. for one or more fiscal years but not previously paid to the Executive at the time of his death or Disability.
9. Termination of Employment.
A. BMP may terminate the Executive’s employment under this Agreement at any time for any reason, without Cause, by giving at least sixty (60) days prior written notice of such termination to the Executive. If such termination notice is given to the Executive, BMP may, if it so desires, immediately relieve the Executive of some or all of his duties. However, during any such notice period, the Executive shall continue to be entitled to his regular compensation and benefits hereunder.
B. The Executive may terminate his employment under this Agreement at any time by giving BMP at least sixty (60) days prior written notice of such termination.
C. BMP may, at any time, upon written notice discharge the Executive from employment under this Agreement pursuant to a Termination for Cause. Such termination will be effective immediately upon such notice.
D. Upon the termination of the Executive’s employment for any reason (other than Termination for Cause), during the Employment Period, the Executive shall be paid (i) any unpaid base salary earned under Paragraph 3.A. for services rendered through the date of such termination, (ii) the dollar value of all accrued and unused vacation benefits based upon the Executive’s most recent level of base salary, and (iii) any bonus amount actually earned pursuant to paragraph 3.B. for one or more fiscal years but not previously paid to the Executive at the time of such termination of employment. In addition, the Executive shall be entitled to the payments and benefits provided under Part Three or Part Four of this Agreement, to the extent applicable.
E. If the Executive’s employment is terminated by reason of a Termination for Cause or should the Executive voluntarily resign (other than for a reason which qualifies as grounds for an Involuntary Termination), then the following provisions shall apply:
(i) BMP shall only be required to pay the Executive (a) any unpaid base salary earned under Paragraph 3.A. for services rendered through the date of such termination, (b) the dollar value of all accrued and unused vacation benefits based upon the Executive’s most recent level of base salary, and (c) any bonus amount actually earned pursuant to Paragraph 3.B. for one or more fiscal years but not previously paid to the Executive at the time of such termination of employment.
(ii) All vesting in the Executive’s outstanding Options shall cease at the time of such termination or resignation, and the Executive shall be permitted to exercise the vested portion of the Executive’s outstanding Options for the period specified in the applicable stock option agreement, if any, subject to and in accordance with the terms of the applicable stock option agreement and the Plan.
(iii) The Executive shall not be entitled to any payments or benefits under Part Three or Part Four of this Agreement.
PART THREE – NORMAL SEVERANCE BENEFITS
10. Entitlement.
A. Should the Executive’s employment with BMP terminate during the Employment Period by reason of an Involuntary Termination in the absence of a Change in Control or more than twelve (12) months after a Change in Control event, the Executive shall be entitled to receive the severance benefits provided under this Part Three. Those benefits shall be subject to the Executive’s compliance with the restrictive covenants of Part Six of this Agreement, and shall in all cases be in lieu of any other severance benefits to which the Executive might otherwise be entitled by reason of his termination of employment under such circumstances.
B. In addition, the Executive’s entitlement to any severance benefits under this Part Three shall be subject to the Executive’s execution and delivery to BMP of a general release which becomes effective in accordance with applicable law and pursuant to which the Executive releases BMP and its officers, directors, employees and agents from any and all claims the Executive may otherwise have with respect to the terms and conditions of his employment with BMP and the termination of that employment. In no event, however, shall such release cover any claims, causes of action, suits, demands or other obligations or liabilities relating to any payments or benefits to which the Executive is or becomes entitled pursuant to the provisions of this Agreement. The general release described in this Paragraph 10.B shall be referred to in this Agreement as the “Release.”

11. Severance Benefits. The severance benefits payable to the Executive under this Part Three shall consist of the following:
(a) Salary Continuation Payment. The Executive shall receive his base salary, at the monthly rate in effect for him under Paragraph 3.A. at the time of his Involuntary Termination, for a period of twelve (12) months in equal installments in accordance with BMP’s normal payroll practices, Subject to the deferral restrictions of Paragraph 19, the first such payment shall be made within thirty (30) days following the Executive’s Involuntary Termination, subject to the Executive’s execution and non-revocation of the Release. Each such salary continuation payment shall be subject to all applicable withholding requirements as set forth in Paragraph 3.C.
(b) Option Acceleration. Each Option outstanding at the time of such Involuntary Termination, to the extent not otherwise vested and exercisable for all the shares at the time subject to that Option, will immediately vest and become exercisable for all those option shares and the Executive shall be permitted to exercise the vested Options for the period specified in the applicable stock option agreement, if any, subject to and in accordance with the terms of the applicable stock option agreement and the Plan.
PART FOUR – CHANGE IN CONTROL SEVERANCE BENEFITS
12. Entitlement.
A. Should an Involuntary Termination occur within twelve (12) months after a Change in Control event, the Executive shall be entitled to receive the severance benefits provided under this Part Four. Those benefits shall be subject to the Executive’s compliance with the restrictive covenants of Part Six of this Agreement and shall in all cases be in lieu of any other severance benefits to which the Executive might otherwise be entitled by reason of his termination of employment under such circumstances.
B. In addition, the Executive’s entitlement to any severance benefits under this Part Four shall be subject to the Executive’s execution and delivery to BMP of the Release.
13. Change in Control Severance Benefits. The Change in Control Severance Benefits to which the Executive shall receive under this Part Four shall consist of the following payments and benefits:
(a) Salary Continuation Payments. The Executive shall receive his base salary, at the monthly rate in effect for him under Paragraph 3.A. at the time of his Involuntary Termination, for a period of eighteen (18) months in accordance with BMP’s normal payroll practices.
(b) Option Acceleration. Each Option outstanding at the time of such Involuntary Termination, to the extent not otherwise vested and exercisable for all the shares at the time subject to that Option, will immediately vest and become exercisable for all those option shares and the Executive shall be permitted to exercise the vested Options for the period specified in the applicable stock option agreement, if any, subject to and in accordance with the terms of the applicable stock option agreement and the Plan.

In no event shall the Executive be entitled to payments and benefits under both Part Three and Part Four of this Agreement.
PART FIVE – LIMITATION ON BENEFITS
14. Benefit Limit. The benefit limitations of this Part Five shall be applicable in the event the Executive receives any benefits under this Agreement which are deemed to constitute parachute payments under Code Section 280G.
In the event that any payments to which the Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments provided to the Executive under this Agreement (or any other benefits to which the Executive may become entitled in connection with any change in control or ownership of BMP or the subsequent termination of his employment with BMP).
Should a reduction in benefits be required to satisfy the benefit limit of this Paragraph 14, then the salary continuation payments shall accordingly be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise be purchasable under the vesting-accelerated portion (if any) of each Option (based on the amount of the parachute payment attributable to such Option under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess.
PART SIX – RESTRICTIVE COVENANTS
15. Non-Compete. The Executive agrees that, during the Employment Period and for a period of two (2) years following the date of his termination of employment with BMP, he will not, without the prior written approval of BMP, directly or indirectly, under any circumstances whatsoever, own, manage, operate, engage in, control or participate in the ownership, management, operation or control of, or be connected in any manner, whether as an individual, partner, stockholder, director, officer, principal, agent, employee or consultant, or in any other relation or capacity whatsoever, with any Competing Organization, Notwithstanding the foregoing, nothing contained in this Paragraph 16 shall restrict the Executive from making any investment in any company, so long as such investment consists of no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or in the over-the-counter market.
16. Non-Interference. The Executive agrees that he will not, for a period of two (2) years following the date of his termination of employment with BMP, directly or indirectly, employ, hire, solicit or, in any manner, encourage any employee of BMP to leave the employ of BMP.

PART SEVEN – MISCELLANEOUS PROVISIONS
17. Cessation of Benefits. In the event of a material breach by the Executive of any of his obligations under Paragraph 15 or Paragraph 16 of this Agreement or any of his obligations under his Proprietary Information and Inventions Agreement with BMP, he shall cease to be entitled to any further benefits under Part Three or Part Four of this Agreement, including (without limitation) any subsequent right to exercise any outstanding Options or to receive any further salary payments.
18. Representations and Warranties of the Executive. The Executive represents and warrants that his employment by BMP does not and will not violate any agreement or instrument to which he is a party or by which he is bound, and the Executive agrees that he will indemnify and hold harmless BMP, its directors, officers and employees against any claims, damages, liabilities and expenses (including reasonable attorneys’ fees) which may be incurred, including amounts paid in settlement, by any of them in connection with any claim based upon or related to a breach of the Executive’s representations and warranties set forth in this Paragraph 20. In the event of any claim based upon or related to a breach of the Executive’s representations and warranties set forth herein, BMP will give prompt written notice hereof to the Executive and the Executive shall have the right to defend such claim with counsel reasonably satisfactory to BMP.
19. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) BMP and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of BMP’s assets (whether or not such transaction constitutes a Change in Control), and (ii) the Executive, the personal representative of his estate and his heirs and legatees.
20. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed given when personally delivered or sent by overnight courier or certified mail, postage prepaid, return receipt requested, to the respective addresses of the parties hereto as set forth above or to such other address as either party may designate by notice to the other party given as herein provided.
21. Waivers. Any waiver of the performance of the terms or provisions of this Agreement shall be effective only if in writing and signed by the party against whom such waiver is to be enforced. The failure of either party to exercise any of his or its rights under this Agreement or to require the performance of any term or provision of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such rights or be deemed a waiver of any subsequent breach of the same or any other term or provision of this Agreement.
22. Survival of Terms. The terms of this Agreement and the respective obligations of the parties hereto shall survive the termination of the Executive’s employment with BMP for as long as any obligation or duty remains outstanding.
23. Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the PRC, without giving effect to the conflict of laws rules of such state.

24. Severability. The provisions of this Agreement shall be severable and if any part of any provision shall be held invalid or unenforceable, or any separate covenant contained in any provision is held to be unduly restrictive and void by a final decision of any court or other tribunal of competent jurisdiction, such part, covenant or provision shall be construed or limited in scope to give it maximum lawful validity, and the remaining provisions of this Agreement shall nonetheless remain in full force and effect.
25. Injunctive Relief. The Executive expressly agrees that the covenants set forth in Paragraph 15 and Paragraph 16 of this Agreement are reasonable and necessary to protect BMP and its legitimate business interests, and to prevent the unauthorized dissemination of Proprietary Information to competitors of BMP. The Executive also agrees that BMP will be irreparably harmed and that damages alone cannot adequately compensate BMP if here is a violation of Paragraph 15 or Paragraph 16 of this Agreement by the Executive, and that, in addition to any rights or remedies BMP may have under Paragraph 17, injunctive relief against the Executive is essential for the protection of BMP. Therefore, in the event of any such breach, it is agreed that, in addition to any other rights or remedies available to BMP, BMP shall be entitled as a matter of right to pursue injunctive relief in any court of competent jurisdiction.
26. Arbitration.
A. Each party agrees that any and all disputes which arise out of or relate to the Executive’s employment, the termination of the Executive’s employment or the terms of this Agreement shall be resolved through final and binding arbitration. The arbitration should be resolved through final and binding arbitration. The arbitration should be resolved in China Labor dispute Arbitration Committee. The only claims not covered by this Agreement to arbitrate disputes are: (i) claims for benefits under the unemployment insurance benefits, (ii) claims for workers’ compensation benefits under any of BMP’s workers’ compensation insurance policy or fund, (iii) claims arising from or relating to the restrictive covenants imposed upon the Executive pursuant to the provisions of Paragraph 15 and Paragraph 16 of this Agreement, and (iv) claims concerning the validity, infringement, ownership, or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property right, and any claim pursuant to or under any existing confidential/proprietary/trade secrets information and inventions agreement(s) such as, but not limited to, the Proprietary Information and Inventions Agreement. With respect to such disputes, they will be resolved pursuant to applicable law.
27. Counterparts. This Agreement may be executed in more than one counterpart, both language in Chinese and English shall be equally authentic each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

BEIJING MED-PHARM CORPORATION

By:	XIAOYING GAO
Title:	President and Chief Executive Officer

EXECUTIVE

HAN ZHIQIANG Han Zhiqiang